UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011 (August 2, 2011)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1440 E. Missouri Ave., Suite C-175, Phoenix, AZ 85014

(Address and zip code of principal executive offices)

(602) 264-1375

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Southern Copper Corporation (“Southern Copper”) will file a Proxy Statement with the Securities and Exchange Commission regarding the proposed transaction.  Investors and security holders are urged to read carefully the Proxy Statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement (when it is available) and other documents containing information about Southern Copper, without charge, at the SEC’s web site at http://www.sec.gov.  Free copies of the Proxy Statement and Southern Copper’s filings may be obtained by directing a request to Southern Copper Corporation, 1440 E. Missouri Ave., Suite C-175, Phoenix, AZ 85014, USA, Attention: Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: Southern Copper’s ability to enter into definitive agreements with respect to the proposed transaction; the results of Southern Copper’s due diligence review of ASARCO; Southern Copper’s ability to achieve the benefits contemplated by the proposed transaction; Southern Copper’s ability to promptly and effectively integrate with the businesses of AMC and ASARCO; the costs associated with the proposed transaction; the timing to consummate the proposed transaction; any necessary actions to obtain required regulatory approvals; the ability to obtain existing lender and other required third-party consents; increased costs; metal prices; unfavorable economic conditions; changes in the legal and regulatory environment; and unstable political conditions, civil unrest or other developments. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  Southern Copper does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*****

The following is a transcript of the Southern Copper Corporation second quarter 2011 conference call with the financial community held on Tuesday, August 2, 2011 and which was posted on the Southern Copper Corporation website on August 9, 2011.  A recording of the conference call will be available until August 16, 2011 at the following number in the U.S.: (855) 859-2056 and the following number outside the U.S.: (404) 537-3406. The conference ID # for the recording is 85153941.

SOUTHERN COPPER CORPORATION

Moderator: Raul Jacob

08-02-11/11:00 a.m. ET

Confirmation # 85153941

SOUTHERN COPPER CORPORTION

Moderator: Raul Jacob

August 2, 2011

11:00 p.m. ET

Operator:                                            Good morning, and welcome to the Southern Copper Corporation’s Second Quarter 2011 Results Conference Call.

With us this morning, we have Southern Copper Corporation’s Mr. Raul Jacob, Manager of Financial Planning and Investor Relations, who will discuss the results of the Company for the second quarter and answer any questions that you might have.

The information discussed on today’s call may include forward-looking statements regarding the Company’s results and prospects, which are subject to risks and uncertainties.  Actual results may differ materially, and the Company cautions to not place undue reliance on these forward-looking statements.

Southern Copper Corporation undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.  All results are expressed in full U.S. GAAP.

Now, I will pass the call on to Mr. Raul Jacob.

Raul Jacob:          Thank you very much, (Beverly), and good morning, everyone and welcome to Southern Copper’s Second Quarter 2011 Earnings Conference Call.

Participating in today’s conference are Mr. Oscar Gonzalez Rocha, Southern Copper’s CEO, and myself.

On today’s conference call, we will begin with an update of our view on the metal markets.  We will then talk about Southern Copper’s key results related to production, sales, operating costs, financial results and capital spending program.

After that, we will open the session for questions.

Focusing on metal markets and prices, we think that metal markets have been affected by different macroeconomic events that are delaying the recovery of metal demand.  The most important of them are the following:

•    The U.S. macroeconomic problems reflected in the current debate to increase the U.S. debt ceiling; since the U.S. economy is about 25 percent of the total world economy, any of its macro problems creates concerns in the rest of the world;

•    The European debt crisis; Europe now represents 28 percent of the world economy, which affects the confidence of investors in the euro and the economic stability of this region;

•    The Chinese and other emerging economies and anti-inflation programs, which may reduce their expected growth;

•    The Japanese production disruption, the third largest economy in the world has also affected confidence in the economic recovery.

We believe these worldwide macro concerns will influence the markets’ confidence in demand for metals during the next 12 months.  On the positive side, we think the Japanese recovery is underway, and this will help the world economy and metal demand in the second half of this year.

Regarding copper, our main product which represented 77 percent of SCC sales in the second quarter of the year, we maintain our positive outlook for this metal’s fundamentals during 2011.  On the demand side, CRU estimated a 3.4 percent growth during the second quarter of this year.  This demand growth was not matched by new supply.  New copper production grew by 1.4 percent, less than half of the required growth to balance the market.  As a consequence, CRU estimated a market deficit of 200,000 tons for the second quarter and a similar figure for this one.

For the rest of 2011, we believe that market fundamentals for copper will improve as we expect to have higher Asian demand coming from Japan and China.  In the case of Japan, which represents five percent of total copper demand, this will come from the recovery of its industrial capacity. For China, nowadays 39 percent of copper demand, the end of a long destocking period should increase Chinese physical demand in the next few months.

Regarding molybdenum, our main by-product, in the second quarter of 2011, this metal represented eight percent of Company sales.  We are currently seeing a soft recovery in molybdenum production that has slightly reduced the average market price from $17.18 per pound in the first quarter of 2011 to $16.50, a four percent decrease in the second quarter.  We think that this is a short-term event, and still expect a relatively balanced market for this metal.

Regarding our copper production, the Company’s copper mined production in the second quarter of 2011 increased by 28.8 percent to 146,241 tons compared to 113,537 tons in the second quarter of 2010.  This increase was mainly the result of 45,587 tons of copper production at our Buenavista mine, formerly known as Cananea, which operated at full capacity in the second quarter.  The higher production of Buenavista was partially offset by expected lower production of our Peruvian and La Caridad operations.  Comparing the past quarter with the first quarter of 2011, we had an increase in production of 22,048 tons or 17.8 percent.

For the second half of 2011, we expect an increase in ore grade at the Cuajone mine, which will partially offset its lower production in the first half of this year, which was basically due to the expected lower grades.

Rod, cathodes and anodes production increased by 62.7 percent, 27.1 percent and 14.8 percent, respectively, in the second quarter of 2011 compared to the same period of 2010.  Rod production increased due to higher demand, allowing the Company to gain copper premiums over the spot price.

Speaking about our Buenavista operation that has been in a ramping up process and has a very aggressive expansion plan, as part of the new era in the development of this operation, on June 6, 2011, the Confederation of

Mexican Workers (“CTM”) was granted the collective bargaining agreement for the Buenavista union.  The Company expects to work together with its employees, and this workers’ union to develop the Buenavista property to its full potential.

After a review of required additional repairs for Buenavista, we’re changing the estimated repairs total cost from $114 million to $174 million.  Of them, we already used $135.3 million.  The additional $38.7 million are related to major mechanical and electrical maintenance to be performed through the rest of 2011.  Approximately $27 million of the remaining expenses that I mentioned, will be charged to operating cost, and the balance will be capitalized.

Today, a workforce of approximately 4,800 workers is operating the mine and plants, as well as developing the aggressive growth program that the Company has designed for this unit.  This program is expected to increase Buenavista’s production capacity from 180,000 tons of copper per year to over 450,000 tons per year, contributing to the well-being of the town of Cananea and the Sonora state through salaries, taxes and social programs.

Regarding molybdenum production, in the second quarter of this year, molybdenum production increased by 5.3 percent to 4,502 tons compared to 4,274 tons in the first quarter of 2011.  This was due to the recovery of the Toquepala mine ore grade and recovery of metal in the production.  When compared to the second quarter of 2010 production, molybdenum production decreased by 18.3 percent or 1,009 tons due to lower ore grades and recoveries at the Peruvian operations, particularly the Cuajone mine.  Please keep in mind that 2010 was a molybdenum record year.

Focusing on Southern Copper financial performance, the second quarter of 2011 sales were $1.8 billion, 54 percent higher than the $1.2 billion we had in the second quarter of 2010.  This increase was mainly the result of higher metal prices as well as higher copper sales volumes, which increased 30.2 percent.

When compared to the first quarter of this year, with the exception of zinc, all metal sales volumes increased.  Copper volumes increased by 16 percent; molybdenum and silver volumes by seven percent; gold, a minor byproduct for Southern Copper, by 43 percent; lead by 6 percent; and zinc volume sold decreased by 3 percent.

Regarding copper hedging, swap contracts are hedging approximately 32 percent of the remaining 2011 copper production at an average price of $4.08 per pound.  Zero-cost collars are hedging approximately 30 percent of the remaining 2011 copper production with an average floor price of $3.02 per pound and an average cap price of $4.84 per pound.  The remaining 38 percent of copper production is unhedged, and prices will fluctuate with the market copper price.  With these hedges, the Company is benefiting from the current copper prices, up to 68 percent of its total copper sales, while obtaining insurance for the remainder of its production at an average of $4.08 per pound.

For 2012, the Company hedged approximately 13 percent of the first quarter copper production through zero-cost collars, with an average floor price of $3.50 per pound and at average cap price of $5.18 per pound.

Our total operating cost and expenses have decreased by four percent or $36.5 million when compared to the first quarter of 2011.  The most significant cost reduction was $204 million in purchased copper concentrates that was replaced by our own copper concentrates production, mainly from Buenavista.  We don’t expect to require significant amounts of third party copper concentrates in the near future.

Besides this significant cost reduction, we had some cost increases due to the higher production at Buenavista and cost inflation.  The main cost increments were in fuel, in power, labor and workers’ participation.  Other costs and inventories variances account for the remaining difference.

As a result of the previously mentioned sales on operating costs, EBITDA for the second quarter of 2011 was $1.1 billion.  This figure was 78.8 percent higher than the $603 million of EBITDA that we had in the second quarter of 2010.

Southern Copper operating cash cost, including the benefit of by-product credits, was $0.367 per pound in the second quarter of 2011.  This cash cost compares to $0.243 of cash cost for the first quarter of this year.

The Company’s second quarter operating cash cost per pound of copper produced before by-product credits was $1.67 per pound, the same cost as in the first quarter of 2011.

The positive production increase from our Buenavista operation absorbed the cost inflation coming from higher energy and labor costs, as well as exchange rate appreciation.

Regarding by-products, we had a total credit of $409.6 million or $1.31 per pound in the second quarter of 2011.  This figure compares with a credit of $379.5 million or $1.42 per pound in the first quarter of 2011.  We have $30.1 million or eight percent increment of by-product revenues in the second quarter.  However, when we divide the higher by-product sales by the even higher copper production that we have of 313.1 million pounds of copper produced by our operations in the second quarter, an 18 percent increase in copper production; it results, at the end, in $0.11 of lower credit per pound of copper.

As a result of the better market prices and higher copper volume from Buenavista, net income attributable to Southern Copper shareholders in the second quarter of this year was $658 million or diluted earnings per share of $0.78.  This figure compares with net earnings for the second quarter of 2010 of $313.4 million or diluted earnings per share of $0.37, a 110 percent increase.

Focusing on the Company’s expansion and capital projects,  the Company’s capital expenditures in the second quarter of 2011 were $110.7 million.

The Mexican projects:

The crushing, conveying and spreading system for the SXEW production project at Buenavista is moving forward.  Construction of the crusher building and earthwork for conveyor platforms is advancing as scheduled.  Overland conveyor and spreader installations will begin in August.

Regarding the SXEW III plant at the Buenavista mine, detailed engineering and acquisition of major equipment continue as planned.  The Company has selected an Engineering Procurement Construction and Management (EPCM) contractor.  This SXEW facility will produce 88,000 tons of copper per year and is expected to start up in the second quarter of 2013.

The 2,000 tons per year molybdenum circuit for the concentrator — for the current concentrator of Buenavista, is in the equipment purchasing stage, under an EPCM contract.

The new concentrator with a milling capacity of 100,000 tons per day is in process as scheduled.  The EPCM contract has been signed and flow sheets have been established.  The Company has received several supplier proposals for the main equipment, which are being evaluated.  As indicated before, the new concentrator would have an estimated annual capacity of 188,000 tons of copper and 2,600 tons of molybdenum.

Required infrastructure for these projects, including power, water, roads, shops, laboratories, townsites, etc., have been established in the master plan.

The Pilares mine site, close to the La Caridad mine, is being evaluated.  As of June 30, 2011, 16,500 meters of drilling have taken place, access roads were developed, and metallurgical testing and preliminary mine planning have begun.

The Peruvian projects:

Through June 30, 2011, we have spent $128.2 million on the Toquepala expansion mainly on mine equipment.  The inclusion in the project of the use of high-pressure grinding rolls (HPGR) and wet screening at the tertiary crushing stage is expected to reduce operating cost.  The scope of the project is currently under review, as we are evaluating an increase in milling capacity of 60,000 tons per day from the 40,000 tons per day originally planned. As a result of this review, an Environmental Impact Assessment is expected to be presented during the third quarter of 2011, with project completion scheduled in the second half of 2013.

Through June 30 of this year, we have also spent $45.7 million in Cuajone expansion projects.  The purchase of mine and auxiliary equipment to support the work to optimize the Cuajone mine plan is in process.  As part of the expansion plans, the project contemplates a variable cut-off grade methodology, which will begin increasing copper and molybdenum production in the second half of 2011.

With respect to the Tia Maria project, the Company plans to readdress the project with the new government and is confident that good investment conditions, stability, social inclusion and growth will prevail in Peru.

The Tantahuatay project is located in Cajamarca in northern Peru.  In 2010, we began development of this project to exploit its gold cap.  The Tantahuatay project contains estimated resources of 27.1 million tons of mineralized material with an average silver content of 13 grams per ton and 0.89 grams of gold per ton of mineral.  We expect to start dore gold production by the third quarter of 2011.  The project is expected to have an annual production of 90,000 ounces of gold and 425,000 ounces of silver for five years.  The Company has a 44.2 percent participation in this project and the remaining balance is owned by Campania de Minas Buenaventura S.A.A. and others.

The Company’s capital expenses during the first half of 2011 were $183.6 million.  For the current year, we are now estimating capital expenses of approximately $700 million.

The approved capital budget of $1.7 billion for 2011 had suffered a delay due to the suspension of the Tia Maria project and the mentioned change in scope of the Toquepala mine expansion.  Regarding the Mexican investments, we have already committed $477 million, a portion of which will be spent in 2011.

As you know, on July 22 of last year, the Company received a non-binding proposal from its parent company, Americas Mining Corporation, offering to effect an all-stock business combination of Southern Copper and AMC, the parent company of Asarco.  As proposed, all stockholders of Southern Copper will receive 1.237 common shares of AMC in exchange for each share of SCC.  As part of this process, the stock of AMC will be registered and listed on the New York, Mexico and Lima Stock Exchanges.  Once completed, SCC’s shares would be delisted from the exchanges.

On August 10 of last year, the Company formed a special committee of independent directors to evaluate AMC’s proposal.  The special committee has engaged independent legal, financial and mining advisors to assist in this transaction and help in the evaluation of the proposal. There is no specific deadline for this process.  Currently, the Independent Directors’ Special Committee is still evaluating the AMC proposal.

On July 28 of this year, the Board of Directors authorized an increase in the share repurchase program from $500 million to $1 billion.  The Board also confirmed the Company’s acquisition of 4.6 million shares of its common shares at the cost of $148 million in June 2011.  The average price paid per share was $32.32.  The Company undertook this action to protect the share price considering the relatively low valuation of Southern Copper stock due to recent share price and market volatility.

Regarding dividends, as you know, it is the Company’s policy to review, at each board meeting, the capital investment plan, cash resources and expected future cash flow generation from operations, in order to determine the appropriate quarterly dividend.  Accordingly, as disclosed to the market on July 28, 2011, the Board of Directors authorized a dividend of $0.62 per share.  This dividend would be paid on August 31, this year, to shareholders of record at the close of business on August 17, 2011.

Well, with this in mind, ladies and gentlemen, thank you very much for joining us.  And we would like to open up the phone for questions.

Operator:                                            At this time, I would like to remind everyone, in order to ask a question, simply press star then the number one on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Leonardo Correa of Barclays Capital.

Leonardo Correa:                Good morning, thank you very much for the call.

My first question is related to the outlook for the mining industry in Peru.  I just wanted to know how the taxation conversations with the government have been evolving.

And also what are your views on the potential changes in the taxation of the country?  My second question is relating to strike activity of the entire copper industry.

We’ve been seeing recurring strikes around in the world impacting the major mines.  Could you please disclose how the relationship with your workers has been evolving, and what type of steps are you taking to mitigate these risks?

And also if you could more specifically give us color on the relationship at Buenavista, that would also be excellent.

Thank you.  Those are my two questions.

Raul Jacob:          Hello, Leonardo and thank you very much for your questions.

Regarding talks with the Peruvian government, basically, we think that the government will establish taxation that will maintain the cost competitiveness of the mining industry in Peru.

At this point, we have not much to report on this matter.  The mining society of Peru has started talks with the government, and we’re expecting a positive result on that matter.

Regarding labor relations, in general terms, we have currently one of the best work environments for our labor force in all of our operations.  For the Peruvian operations, we have the three-year labor contracts, actually one is a six-year contract, but it’s in the middle of the period now.

And the other one was signed last year, it’s a three-year labor contract.

Regarding the Mexican operations, we have not much to report other than what we mentioned about the Buenavista union being formed and operated by CTM, which is a union different than the one that we have for the La Caridad operations.

We think that this is a healthy measure for our Company to have different unions that are reasonable and respectful of all the agreements that we have in general terms.  And your third question, could you remind me what was it, please?

Leonardo Correa:                                               No, those are basically the issues.  You addressed both issues.  One was regarding the potential taxation outcomes in Peru, the other one was regarding the labor and strikes around the world, how have you been protecting the Company from these issues?.

Raul Jacob:          OK.  Thanks.

Leonardo Correa:                Thank you.  Thank you very much.

Operator:                                            Your next question comes from the line of Carlos de Alba of Morgan Stanley.

Carlos de Alba:    Yes, good morning, Raul.

Good morning, Oscar.

I just wanted to see if you can give us an update on your volume guidance for copper and molybdenum this year and next year?  And the level of confidence that you have in the implementation of the growth projects that you have mentioned.

And second, if you can also comment on the cost guidance or the cost outlook that you have for your operations in terms of pounds per copper before the benefit of byproduct credit, given all the cost pressures and inflation that we are seeing around the mining industry.  That would be my two questions.

Thank you.

Raul Jacob:          OK, let me focus on the production guidance and cost, and then I’ll ask Mr. Gonzalez to comment on the projects.  Regarding the guidance for 2011, we mentioned before that it was 630,000 tons of copper.

Of those, about 5.7 percent will be copper from third parties.  Considering the current production trend and adjusted plans, we’re maintaining our annual production guidance but increasing a little bit the total share for third parties’ copper from the mentioned 5.7 percent to 7.7 percent as a result of lower-than-expected Cuajone production due to ore grade.

This is something that will be — we’ll start to correct as we move on into the third and fourth quarter of this year.  So we’re keeping our guidance, and we are expecting some more tonnage coming from the Cuajone operation.

As you will know, Buenavista is now operating at full capacity.  Regarding the molybdenum production, we’re expecting to have a molybdenum volume of 17,500 tons in 2011.  For the next years, what we’re expecting is, as we’re getting to the development of the projects, we’re expecting to increase our production accordingly to the projects’ start up.

I’ll make a comment on that later on.  Regarding cash cost before byproduct credits, basically we have a higher cost inflation that somehow eliminated some of the savings that we achieved through the Buenavista operation.

Overall, we reduced our total cost by $36 million, as we reported, but we had a little bit of cost inflation.  Let me mention what the main cost increments were: in fuel, we had $12.1 million of higher cost when compared to the prior quarters, the first quarter of 2011; in power, we had $20 million of additional cost; labor $6.3 million; workers’ participation, it’s $6.6 million; and other cost and inventory variances account for the remaining difference.

Could you comment on the projects, Mr. Gonzalez, please?

Oscar Gonzalez Rocha:     Yes, about our Mexican operation or Mexican projects, we have in Buenavista, mainly the mine and new concentrator of 100,000 tons of milling capacity that Raul mentioned at the beginning.  That is used in the studies of basic engineering.  And we are thinking that we’ll be ready by the first quarter of 2015.  The SXEW plants number three and number four are going to be together for 88,000 tons, like was mentioned.  And that will be ready by 2013, the first semester of 2013.

The conveying for that, that is the conveyor system, will be ready maybe by the middle of 2012 in order to start the inventory in the areas that we are going to leach in order to be prepared for the production when the plants will be ready.

The molybdenum plant, for 2,000 tons of moly, will be ready in the fourth quarter of 2012 and is under engineering too.  And about La Caridad, the other mine, the mine in Mexico, Pilares, will be ready maybe in the first or second semester of 2013.  And we will have about 10,000 tons of molybdenum and 155,000 of copper that we will produce from Pilares and La Caridad together.

All other projects, I think, will be ready between 2012 and 2013.  For the total investment of $3.7 billion that is already approved, and that we are expecting.  We talked about our Peruvian projects, the Toquepala mine expansion.  We already presented the environmental impact study to the government in the month of July.

We are expecting that they will provide and give all the observations in order to answer that and be able to start the construction of the expansion that we already defined, will be 60,000 tons additional to the 60,000 tons of milling capacity that we have, and that will give us 100,000 tons of copper, fine copper.

We are expecting that it will be ready for the first semester of 2013.  We are about more than 65 percent complete, 2/3 of the engineering for this project, and ready for starting the construction, like I mentioned, when we get the approval of the environmental study.  And we will have the public hearing with the communities.

About Cuajone, we are in an upgrade study, and we are going to — we are doing with a company in the States the engineering, in order to see if it’s feasible to — we are thinking that we can go to 105,000 tons or to 120,000 tons from the 85,000 that we are milling today in order that it will be ready by the first semester of 2014.

Tia Maria, like was mentioned, we have readdressed it with the government.  We are expecting that maybe at the end of this month or in the second part of this month, we will talk with the Minister of Mines in order to see how we are going to proceed.  We answered all the observations that were presented to us by them, and we hope that we can do the same environmental impact study.

And if not, we will need to present a new one using, like was mentioned, the water from the sea with the desalinization plants.  And the plant — SXEW plant is closer to the ocean.  We will not have any problem with the environmental issues that were mentioned by the community in the first part of this project that we cannot proceed like we expected.  All the rest is just maintenance and replacement of equipment, and we have about $2.6 billion investments for all these Peruvian projects that were mentioned.

I hope that, that will answer your question, Carlos.

Carlos de Alba:    Thank you very much, Mr. Gonzalez, just how realistic is it that Tia Maria can be — can come back on schedule given that — my understanding is that it wasn’t necessarily the government who opposed the project, it was the community.

An environmental study was presented, and it addressed most of the environmental issues the U.N. commission had highlighted.  So how realistic is it that the community will now accept Tia Maria, when it didn’t before?

Oscar Gonzalez Rocha:     Well, we are very optimistic and we think that we answered all the questions that the community, the universities and the organism of the UN presented to the Minister of Mines.  Then we hope that the government, the new government will help us.

And together, we hope we can convince the community in order to start the projects as soon as it’s possible, maybe before the end of this year.

Carlos de Alba:    All right.  Thank you.

Operator:                                            Your next question comes from the line of Felipe Hirai of Bank of America Merrill Lynch.

Felipe Hirai:          Hello, good morning and good afternoon, everyone.

Could you please confirm what’s your production guidance for 2012 if you assume that you don’t have any production coming from the new projects?  I just wanted to ask maybe what could be the impact from the higher or the recovering grades from Cuajone.

Raul Jacob:          OK, thank you very much for your question, Felipe.

We consider our current guidance of 630,000 tons for 2011.  With the recovery of the Cuajone operation for 2012, we’re expecting production of — in the range of 660,000 tons of copper for 2012.

Felipe Hirai:          And that would not include any acquisition of concentrates from third parties, Raul?

Raul Jacob:          There is some included in that, about 20,000 tons.  So our own production will be 640,000.  That, you have to consider, not only includes the recovery in the Cuajone ore grades that will increase or recuperate production at that operation, but also that we will have a full year of full capacity of Cananea production.

We are rescheduling the startup of the Toquepala expansion as was mentioned by Mr. Gonzalez to the first half of 2013.

That changed a little bit our production profile for 2012.  Let me add to what I just said that we are expecting to increase our production for 2013 to 850,000 tons of copper that will include the start up of the Cuajone — the Toquepala expansion, as well as a portion of the Tia Maria production.  And after that, in 2014 and ‘15, we will be over one million tons of production.

Felipe Hirai:          OK, Raul.  Thank you for that.

My second question is related to your cost.  So could you just explain to us what kind of cost inflation do you expect to have over the next few quarters?  Or do you expect to see any kind of cost reduction because of — if you have any like reduction in the acquisition of concentrates?

Raul Jacob:          Well, as we replace third party copper concentrates by our own concentrates,  we will certainly reduce our operating cost.  However, we’re seeing some cost pressures coming from fuel, power and labor costs mainly.  In the case of fuel, obviously this is something that has eased a little bit considering recent trends on fuel prices.  Regarding power it’s also being influenced by higher fuel costs.

On labor and local purchases, what we are seeing in both Mexico and Peru, is some local currency appreciation and that certainly increased our dollar cost.  However, we believe that as we put in more production of our own, we’ll have a marginally lower cost of our own average cost.

That will certainly improve the cost profile for the next year and for the rest of 2011.  However, there are forces that are pressuring for higher costs, and these are the ones that are tending to reduce operating costs.

So, all in, we expect to have a cost in the range of where we are or a little bit lower than this for the rest of the year.

Felipe Hirai:          OK, Raul, and if I may ask one final question:  How should we think about the shareholders return for the next few quarters, as you now have your — you increased your buyback program, but you’re also paying dividends?  And you’re also going to increase your investments for the next few years.  So how can we think of this balance of paying dividends, doing buybacks and investing?

Raul Jacob:          Well, regarding the buybacks, the Company decided to increase the buyback program considering that we were having a different, special circumstance, in the market.  On dividends, as you know, this is a matter that is reviewed and resolved at each quarter at the board meeting.  The Company has shown a practice of sending any free cash flow to our shareholders.

And obviously, we are going to increase our CAPEX in the next few quarters.  We’ll certainly have to review our cash position, and that is something that will be discussed at the board level.

Felipe Hirai:          OK, thank you, Raul.

Operator:                                            Your next question comes from the line of Rodrigo Barros of Deutsche Bank.

Rodrigo Barros:   Thanks so much for the call.

A couple of questions:  First one on the share buyback increase that you announced from $500,000 to $1 billion.  I wonder, how can I say — in terms of rise speed, I mean the stocks are definitely selling off in terms of concerns on the U.S. So I wonder if you could tell anything more about how fast you want to implement this?

And then my second question would be on Tia Maria, again.  We definitely see — at least, we’re hearing that the government wants to be more, I would put this between quotes, “more friendly with the mining companies.”

At least that’s the feedback we’re getting.  I wonder, in terms of redoing the environmental assess, redoing some engineering calculations, how long do you think it would take to redo the calculations?  I think that it’s a new program you’re talking about one year delay, less than that or more like two years delay?

Raul Jacob:          Thank you for your question, Rodrigo.

Would you like to comment on that, Mr. Gonzalez?

Oscar Gonzalez Rocha:     Yes, about the Tia Maria, like I mentioned, we think that we can get the project approved with the environmental impact study that we have already presented or with a new one by the end of this year.

And the construction preview that we expect in order to produce will be close to 18 months.  That means that for the first semester of 2013, we’ll be in position of producing the 120,000 tons that the plant can produce.

Then that is our thinking, and we hope that we can accomplish it.  And we don’t foresee any major problem as we are already working with the community.  Meanwhile, the new government will take its position, and like I mentioned at the end of this month we will be ready for talks about these issues and hope that they are all ready with all the implementation of the offices for the Minister of Mines.  We will talk with them and see how that will be addressed by them and by us with the community in order that we can start the construction.

Like I mentioned, we are ready to start the construction.  We have part of the equipment of the mine that right now we are using at Toquepala and Cuajone since some months ago, but that is easy to take it back to Tia Maria.

Raul Jacob:          Yes, Rodrigo, regarding your first question on the share buyback program.  Basically, by its nature, we want to — the intention of this is to support a reasonable price for our shares given the implications of the strategy that the Company wants to pursue.  We can’t comment on any additional details.

Rodrigo Barros:   OK.  Thank you, Raul.

If I may just one more question:  I think we have discussed in the past that the hedging stretches of the Company, to a larger extent, was to guarantee cash flow for the ongoing operations for the CAPEX.

Do you think that now that it’s clear that CAPEX would be much lower than expected in the year, you don’t have to do additional hedging in the year?

And following on the question, do you also think that when the investment programs really start to occur that you have to work with a higher hedging ratio than, let’s say, the 35 percent that you have right now?

Raul Jacob:          I think that the same principle applies here, Rodrigo.  I’m sorry, we can’t comment on the Company’s strategy regarding hedging.  As you know, the main principle here is to defend our revenues.  This is always short term, and we are applying this strategy as we feel it’s necessary.

Rodrigo Barros:   OK, thank you very much.

Operator:                                            Your next question comes from the line of Jamie Nicholson of Credit Suisse.

Jamie Nicholson: Hi.  Thanks again for the call.

I have two questions.  The first one relates to your outlook for CAPEX.  You mentioned $700 million this year is your budget, and I know that your projects in Peru are still uncertain on the timing.

But can you give us a sense of what you plan to spend — at least what you know you’ll be spending in Mexico over the next several years, 2012 through ‘15, and also how you plan to finance that if you feel your cash generation is strong enough to finance your three to five-year CAPEX budget internally, or if you expect to raise financing for that?  That’s my first question.

Raul Jacob:          OK, thank you very much, Jamie.  And regarding CAPEX, as we indicated, we are reducing our budget for this year to $700 million.  It is more like a forecast.

The budget is still what it is.  But that basically pushes to 2012 and on some more capital expenditures in the total capital program for the next few years, the next four years and 2011, five years, it is $5.5 billion.  So let me summarize what we’re forecasting at this point.

Our total CAPEX program for the years 2011 through 2015 is $5.5 billion.  And currently, our forecast is as follows: for 2011, $700 million; for 2012, $2.2 billion; for 2013, $1.3 billion; for 2014, $800 million; and for 2015, $500 million.  And these figures include maintenance CAPEX in the range of about $200 million per year.

Jamie Nicholson: That’s very helpful.  And that $2.2 billion expected next year, is that something you feel you can finance with your cash and internally generated cash flow?  Or are there expectations to fund that with additional debt?

Raul Jacob:          Well, at this point we’re expecting to finance those expenditures with our cash position, as well as next years’ cash flow generation that the Company will do.

Jamie Nicholson: OK, great.  Thanks.

And then my second question relates to the big increase in your working capital in the second quarter.  And I understand that some of that was due to tax payments and work or profit sharing.

But I also noticed there was an increase in inventories, as well as it looks like a revision of your inventory figures from the prior periods upwards.  Is that — can you elaborate a little bit on what, related to your increase in inventories and accounts receivable, was that just more related to your growth in production?

Or do you expect that to stabilize at these levels?  Any other comments on kind of your accounts receivable and inventories would be helpful.

Raul Jacob:          Certainly, Jamie.

Well, as you well pointed out, our working capital increased in the second quarter of this year.  It was — there was a draw in cash flow of $543.3 million due to working capital variances.

And those break down as follows — we had an accounts receivable increase of $132 million; inventories grew by $68.4 million.  Those two were directly related to the increase in production from Buenavista, basically.

And I think that this is basically the initial inventory and supply that you need to have in order to operate at an appropriate level.  So for the next few quarters, we don’t expect this to happen again.  We believe that we have a reasonable inventory level.

And well, we have besides these, the most important variance in working capital was something that is usually happening at the second quarter of the year.  We had an increase in payments related to taxes and profit sharing.

Those two payments are usually due at the beginning of the second quarter of the year.  We did that particularly in the profit sharing, which is paid once a year.  We did that in the second quarter and that represented a significant reduction in cash flow.

Now on this matter, we will have a positive cash flow figure for these two variables, since this is an annual payment, for the rest of the year.

So for the third and fourth quarter, considering current prices and the production outlook that we mentioned, we should have a little bit of a positive variance in working capital regarding taxes and profit sharing.  As I mentioned, they are paid once a year in the second quarter.

Jamie Nicholson: Great.  Thanks very much.  That is very helpful color.

Thank you.

Operator:                                            Your next question comes from the line of Alex Hacking of Citibank.

Alexander Hacking:            Good morning, Raul.  Thanks for taking the questions.

I have a couple of follow-up questions.  First one, both relate to CAPEX actually.  The first question is the $2.2 billion that you’re considering to spend next year.  How much are you assuming from Tia Maria in that number?

And then a second question is regarding inflation in CAPEX and how comfortable you are with the budgets?  In the last few months, we’ve seen projects that were conceived only two or three years ago with budgets up 30 percent to 40 percent in (Pascua-Lama) and so on.  You know, when was the last time you reviewed the budgets for your projects, your $5.5 billion to $6 billion?  And how comfortable are you with those CAPEX estimates?

Thanks.

Raul Jacob:          OK, for the Tia Maria budget for 2012, we’re estimating a little bit north of $400 million.  On cost inflation on capital goods, we’re certainly seeing some of that as we have some pressure to develop the projects.  I don’t know… — Mr. Gonzalez, would you like to comment on that?

Oscar Gonzalez Rocha:     Really, in Tia Maria, it will be maybe, as you mentioned, around $400 million or a little over the $400 million because we need to remind you that we already spent close to $400 million in that project.  And it is $1 billion, then the $400 million in 2012 will give us a balance of $200 million for the beginning of 2013; like we mentioned that is when we will have ready in the first semester the production for Tia Maria.

I think that will give us the total amount of $1 billion.  And that is the cost that we have for sure because we already have finished the engineering at 98 percent, and then we are ready for construction and the delivery of paid equipment, which in some cases, the fabricator has stored for us.  I don’t know if that answers the question.

Alexander Hacking:            Yes.  If I could just follow up, I guess, when were the budgets for the projects last reviewed?  And are you planning to review the budgets anytime coming up?  I guess, I’m asking how likely is it that we find out that the CAPEX budget is going to need to be raised.

Oscar Gonzalez Rocha:     Well, at least for Tia Maria, we don’t foresee, like I mentioned, any problem or any variance.  In the Toquepala expansion, the amount approved by the board is $600 million.  Maybe we’ll be a little higher according with some changes that we did in the location of the plant in order that we improve the capacity from 40,000 to 60,000 more milling capacity.  But I don’t think that it will be more than $150 million in order to go from $600 to $750 million.

In the case of Cuajone, continuing with the Peruvian projects, we don’t have a figure yet because we only got approval by the board of $300 million and we believe that it is going to be more than that. As soon as we finish the basic engineering and the decision to go to 120,000 milling capacity instead of 105,000 is made, we will see if we need to increase the $300 million.

Regarding the Mexican projects, I think that the only one on which we are spending to find out the exact amount of investment is the new concentrator of 100,000 tons of milling capacity that is under the basic engineering, and we don’t have still an exact figure.

But the SXEW plant, the moly plant, are — with the amount that was mentioned by Raul, we don’t have any doubt that we’ll be at that amount of investment for that project in the Buenavista unit, no?

Raul Jacob:          Let me add that for several of our projects, we did put purchase orders a couple of years ago.  In the case of Buenavista, some of the equipment was already purchased in 2006 and ‘07.  So we basically fixed somehow the capital cost of those projects.

To some extent that’s indicated by Mr. Gonzalez, the Buenavista new concentrator is the one that has no specific commitments from our suppliers.  So on that one, we may have some cost inflation on the capital goods.

Alexander Hacking:            OK, thanks.  That is very helpful.

Operator:                                            Your next question comes from the line of Rene Kleyweg of UBS.

Rene Kleyweg:     Good morning, gentlemen and thanks for the conference call.

I think most things have been touched on.  I jumped on the call a little bit late, so apologies for that if this was ready covered in the introduction.  But could you just give us any — could you quantify the amount of third-party concentrates that you treated in the second quarter, or that were sold in the second quarter?

And also in terms of hedging, the previous disclosure that you provided has been removed from the release.  Could you give us an update on where you are with hedging?

Thank you.

Raul Jacob:          Yes, Rene.  Thank you very much for your question.

On hedging, basically, we’re maintaining the same position that we indicated on the past quarter.  About 32 percent of our remaining 2011 production, is hedged at $4.08 per pound, 30 percent is with zero-cost collar that goes from $3.02 per pound up to $4.84 per pound, so about 68 percent of the Company’s sales are covered with some — are basically enjoying the current market prices, and the rest, 32 percent, is protected at $4.08 per pound.

And regarding the third party copper concentrates, we basically increased that figure from about 30,000 tons in the last quarter to 48,000 tons, which is our current estimate for the rest of the year.  So we are increasing about 18,000 tons our third party copper concentrates for 2011, in total.

Rene Kleyweg:     But in terms of what was included in cost for the second quarter, do you have an indication of the impact of treating third parties, what kind of volumes are involved in terms of second quarter sales?

Raul Jacob:          About 12,000 tons, Rene.

Rene Kleyweg:     Thank you, sir.

Operator:                                            Your next question comes from the line of James Drury of AIG.

James Drury:        Yes, hi.  Thanks, Raul.

Thanks for the informative call.  I was also late getting on the call.  Did you update on the status of the discussions with Americas Mining about the merger?

Raul Jacob:          Yes.  Hello Jim, how are you?

Well, just what we reported is that the special committee is still reviewing this matter.  We think that we should have some news during the third quarter, but that’s basically where we are now.

James Drury:        OK, thank you.

Operator:                                            Again, if you would like to ask a question, press star one.

Your next question comes from the line of Santiago Perez of TBM.

Santiago Perez:    Thanks.  My question was also regarding the AMC transaction.  If you could give us any more details on that.  I don’t know where you’re standing, but I think it was already answered.

Thanks.

Raul Jacob:          Yes, we already answered that, Santiago.

Santiago Perez:    Thank you for your time and congratulations on this great report.

Raul Jacob:          Thank you very much.

Operator:                                            Your next question comes from the line of Dan Richman, private investor.

Dan Richman:     Yes, hello?

Raul Jacob:          Hello.  How are you, Mr. Richman.

Dan Richman:     Fine, thank you.

My question relates to the Buenavista labor contract.  Can you disclose or will you in the 10-Q the significant terms, the lengths, whether there’s any built-in wage increases and whether there’s a no strike clause as in your Peru contracts?

Raul Jacob:          Well, the Mexican labor contracts are different than the Peruvian ones.  But in this case, basically in Mexico, mandated by law, you need to discuss salaries each two years.

And we’re considering and we’re including in our labor contracts some productivity incentives.  And we expect them to work nicely as they have worked for our La Caridad operations in Mexico as well.

So we are basically very positive regarding these labor contract.  Also, it’s important that we have now an established union to deal with because that will certainly help the Company relations with the labor force of Buenavista.

Dan Richman:     Thank you.

Operator:                                            Your next question comes from the line of Dan Stewart of Raymond James.

Dan Stewart:        Hi, thank you for taking my call.

I’m just trying to relate, as quickly as possible.  I missed with regard to your buyback, how many shares you have purchased at this point and what your average cost was.

Raul Jacob:          OK.  Thank you very much for your question, Dan.

Let me focus on that.  We purchased 4.6 million shares at a total cost of $148 million.  That’s an average price of $32.32 per share.

Dan Stewart:        OK, thank you very much.

Raul Jacob:          You’re welcome.

Operator:                                            Again, if you would like to ask a question, press star one on your telephone keypad.

There are no further questions at this time.

Raul Jacob:          Well, with this, we finish our conference call for the second quarter and first half of 2011 results.  We thank you very much, all of you, for participating in the call.  And we expect to have you in the next quarter, or when we have news on the Company.  Thank you very much for participating today.

Operator:                                            This concludes today’s conference call.  You may now disconnect.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

Date: August 9, 2011	By:	/s/Jose N. Chirinos
	Name:	Jose N. Chirinos
	Title:	Comptroller